EXHIBIT 99.1
Heartland Payment Systems 90 Nassau Street
Princeton, NJ 08542 888.798.3131
HeartlandPaymentSystems.com

HEARTLAND PAYMENT SYSTEMS REPORTS 70% INCREASE IN FIRST QUARTER ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE

Record Quarterly Operating Income

Princeton, NJ - May 1, 2012 - Heartland Payment Systems, Inc. (NYSE: HPY), one of the nation's largest payment processors, today announced GAAP net income of $13.8 million, or $0.34 per share, for the three months ended March 31, 2012. Adjusted Net Income and Adjusted Earnings per Share were $15.7 million and $0.39, respectively, for the quarter ended March 31, 2012, compared to Adjusted Net Income and Adjusted Earnings per Share of $9.2 million and $0.23, respectively, for the quarter ended March 31, 2011. Adjusted Net Income and Adjusted Earnings per Share are non-GAAP measures that are detailed later in this press release in the section “Reconciliation of Non-GAAP Financial Measures.”

Highlights for the first quarter of 2012 include:

•	Small and Mid-Sized Enterprise (SME) quarterly transaction processing volume of $16.7 billion, up 8.3% from the first quarter of 2011

•	Quarterly Net Revenue of $128.7 million, up 14.2% from the first quarter of 2011

•	Operating Margin on Net Revenue of 18.1% compared to 12.9% for the same quarter in 2011

•	Same store sales rose 3.4% in the first quarter and volume attrition of 12.2% in the first quarter was the lowest quarterly volume attrition since the third quarter of 2007

•	New margin installed of $14.5 million, up 15% from the first quarter of 2011

•	Share-based compensation reduced earnings by $2.9 million pre-tax, or approximately $0.05 per share, compared to $2.0 million, or $0.03 per share in the first quarter of 2011

Robert Carr, Chairman and CEO, said, “ We achieved record operating income in the quarter, driven by steady improvement across virtually all of our key growth and productivity metrics and by broader participation of our small and mid-sized merchants in the economic recovery. Both our card and non-card businesses posted healthy net revenue growth rates, which we were able to leverage into a 60% increase in operating income through ongoing efficiency enhancements. Cash flow once again significantly exceeded earnings, which supported our programs to reward shareholders through dividends and share repurchases. Our new sales initiatives have generated strong business momentum, and our commitment to expanding margins has produced excellent results. This has provided a solid foundation to grow our franchise and create value for shareholders.”

SME card processing volume for the three months ended March 31, 2012 was $16.7 billion, an 8.3% improvement compared to the year-ago period. The first quarter growth in card transaction processing volume benefitted from both improving same store sales, which increased 3.4%, and decreased volume attrition, which fell to 12.2% in the quarter, the lowest quarterly volume attrition since September 2007. Growth in both card and non-card net revenue, notably the $4.6 million increase in K-12 School Solutions revenues, drove a $16.0 million, or 14.2%, increase in first quarter net revenue. Operating income in the quarter was up 60% to $23.2 million, or 18.1% of net revenue, as the increase in both processing and servicing and general and administrative expenses were held below the rate of net revenue growth through ongoing productivity improvements. General and administrative expenses in the quarter included over $1 million for the company's sales and servicing Summit. The first quarter of 2011 did not include any comparable expenses. Share-based compensation in the quarter was substantially higher than in the first quarter of 2011 and is expected to remain higher than comparable 2011 costs over the course of 2012, consistent with the improvement in corporate financial performance that is triggering the recognition of certain performance-based Restricted Stock Units that are likely to vest in coming years.

Mr. Carr continued, “Through relationship manager productivity gains and the outstanding success of our new hires, we are growing our new business generation. Every day our relationship managers go into the market confident we are the only merchant processor passing back to our merchants 100% of the Durbin mandated lower debit interchange rates. While card processing remains our core, the value of our franchise has come to increasingly reflect our ability to bring innovative new products and services to small and mid-sized merchants. Our growing non-card offerings, such as K-12 School Solutions, Loyalty, equipment, and Payroll, not only improve their businesses, but build a stronger, more enduring relationship with the many small and mid-sized merchants who have come to rely on Heartland Payment Systems for a “Fair Deal.”

FULL YEAR 2012 GUIDANCE:
For full year 2012, we expect Net Revenue to be between $530 million and $540 million, and fully diluted Adjusted EPS to be between $1.59 and $1.63, before deducting $0.19 per share of after-tax stock compensation expense..

BOARD DECLARES QUARTERLY DIVIDEND; SHARE REPURCHASE PROGRAM UPDATE
The Company also announced that the Board of Directors declared a quarterly dividend of $0.06 per common share payable June 15, 2012 to shareholders of record on May 24, 2012. In the first quarter, the Company repurchased approximately 419,000 shares at an average cost of $27.16 per share under our Board approved share repurchase plan.

CONFERENCE CALL:
Heartland Payment Systems, Inc. will host a conference call on May 1, 2012 at 8:30 a.m. Eastern Time to discuss financial results and business highlights. Heartland Payment Systems invites all interested parties to listen to its conference call, broadcast through a webcast on the Company's website. To access the call, please visit the Investor Relations portion of the Company's website at: www.heartlandpaymentsystems.com. The conference call may be accessed by calling (888) 510-1797. Please provide the operator with PIN number 5851743. The webcast will be archived on the Company's website within two hours of the live call.

About Heartland Payment Systems
Heartland Payment Systems, Inc. (NYSE: HPY), the sixth largest payments processor in the United States, delivers credit/debit/prepaid card processing, gift marketing and loyalty programs, payroll and related business solutions to more than 250,000 business locations nationwide. A FORTUNE 1000 company, Heartland is the founding supporter of The Merchant Bill of Rights, a public advocacy initiative that educates merchants about fair credit and debit card processing practices. The company is also a leader in the development of end-to-end encryption technology designed to protect cardholder data, rendering it useless to cybercriminals.  For more detailed information, visit www.HeartlandPaymentSystems.com or follow the company on Twitter @HeartlandHPY and Facebook at facebook.com/HeartlandHPY.

Forward-looking Statements

This press release contains statements of a forward-looking nature which represent our management's beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including risks and additional factors that are described in the Company's Securities and Exchange Commission filings, including but not limited to the Company's annual report on Form 10- K for the year ended December 31, 2011. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Contact

Joe Hassett
Gregory FCA Communications
27 West Athens Ave.
Ardmore, PA 19003
Tel: 610-228-2110
Email: Heartland_ir@gregoryfca.com

TABLES FOLLOW

Heartland Payment Systems, Inc. and Subsidiaries
Condensed Consolidated Statements of Income and Comprehensive Income
(In thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2012	2011
Total revenues	$470,485	$467,646
Costs of services:
Interchange	297,948	320,799
Dues, assessments and fees	43,868	34,150
Processing and servicing	56,722	52,556
Customer acquisition costs	11,436	11,658
Depreciation and amortization	4,386	3,875
Total costs of services	414,360	423,038
General and administrative	32,882	30,046
Total expenses	447,242	453,084
Income from operations	23,243	14,562
Other income (expense):
Interest income	115	41
Interest expense	(850)	(1,192)
Provision for processing system intrusion costs	(157)	(303)
Other, net	—	(437)
Total other income (expense)	(892)	(1,891)
Income before income taxes	22,351	12,671
Provision for income taxes	8,499	4,809
Net income	13,852	7,862
Less: Net income attributable to noncontrolling interests	98	47
Net income attributable to Heartland	$13,754	$7,815

Net income	$13,852	$7,862
Other comprehensive income:
Unrealized gains on investments, net of income tax of $7 and $2	11	5
Unrealized losses on derivative financial instruments	(6)	(46)
Foreign currency translation adjustment	231	356
Comprehensive income	14,088	8,177
Less: Comprehensive income attributable to noncontrolling interests	167	154
Comprehensive income attributable to Heartland	$13,921	$8,023

Earnings per common share:
Basic	$0.35	$0.20
Diluted	$0.34	$0.20
Weighted average number of common shares outstanding:
Basic	38,837	38,455
Diluted	40,560	39,738

Heartland Payment Systems, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except share data)
(unaudited)

	March 31, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$49,943	$40,301
Funds held for payroll customers	53,584	42,511
Receivables, net	183,733	176,535
Investments held to maturity	2,157	2,505
Inventory	10,708	11,492
Prepaid expenses	9,366	9,660
Current deferred tax assets, net	7,037	6,746
Total current assets	316,528	289,750
Capitalized customer acquisition costs, net	55,339	55,014
Property and equipment, net	116,668	115,579
Goodwill	103,561	103,399
Intangible assets, net	31,413	32,498
Deposits and other assets, net	699	681
Total assets	$624,208	$596,921

Liabilities and Equity
Current liabilities:
Due to sponsor banks	$66,334	$63,881
Accounts payable	49,999	47,373
Deposits held for payroll customers	53,584	42,511
Current portion of borrowings	16,253	15,003
Current portion of accrued buyout liability	8,862	8,104
Processing liabilities and loss reserves	36,543	30,689
Accrued expenses and other liabilities	41,368	50,884
Current tax liability	2,471	1,408
Total current liabilities	275,414	259,853
Deferred tax liabilities, net	25,538	21,643
Reserve for unrecognized tax benefits	2,037	1,819
Long-term portion of borrowings	65,000	70,000
Long-term portion of accrued buyout liability	24,706	23,554
Total liabilities	392,695	376,869
Commitments and contingencies	—	—

Equity
Common Stock, $0.001 par value, 100,000,000 shares authorized, 38,973,993 and 38,847,957 shares issued and outstanding at March 31, 2012 and December 31, 2011	40	39
Additional paid-in capital	218,740	207,643
Accumulated other comprehensive loss	(513)	(680)
Retained earnings	40,654	29,236
Treasury stock, at cost (1,198,138 and 778,889 shares at March 31, 2012 and December 31, 2011)	(28,217)	(16,828)
Total stockholders' equity	230,704	219,410
Noncontrolling interests	809	642
Total equity	231,513	220,052
Total liabilities and equity	$624,208	$596,921

Heartland Payment Systems, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flow
(In thousands)
(unaudited)

	Three Months Ended March 31,
	2012	2011
Cash flows from operating activities
Net income attributable to Heartland	$13,754	$7,815
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of capitalized customer acquisition costs	11,197	12,381
Other depreciation and amortization	7,383	7,072
Addition to loss reserves	267	1,489
Provision for doubtful receivables	83	700
Stock-based compensation	2,934	1,970
Deferred taxes	3,602	1,675
Net income attributable to noncontrolling interests	98	47
Write downs on fixed assets and system development costs	—	46
Exit costs for service center	—	464
Changes in operating assets and liabilities:
Increase in receivables	(7,268)	(4,731)
Decrease (increase) in inventory	792	(606)
Payment of signing bonuses, net	(7,554)	(7,116)
Increase in capitalized customer acquisition costs	(3,968)	(3,330)
Decrease (increase) in prepaid expenses	297	(2,177)
Decrease in current tax asset	2,378	3,904
Increase in deposits and other assets	(28)	(406)
Excess tax benefits on options exercised	(1,321)	(341)
Increase in reserve for unrecognized tax benefits	219	106
Increase in due to sponsor bank	2,454	9,857
Increase (decrease) in accounts payable	2,614	(2,075)
(Decrease) increase in accrued expenses and other liabilities	(10,263)	827
Increase in processing liabilities and loss reserves	5,586	4,831
Payouts of accrued buyout liability	(2,297)	(3,175)
Increase in accrued buyout liability	4,207	2,607
Net cash provided by operating activities	25,166	31,834
Cash flows from investing activities
Purchase of investments held to maturity	(206)	(1,947)
Maturities of investments held to maturity	575	1,233
Increase in funds held for payroll customers	(11,054)	(5,379)
Increase in deposits held for payroll customers	11,073	5,385
Acquisition of business, net of cash acquired	—	(7,598)
Purchases of property and equipment	(7,361)	(9,071)
Net cash used in investing activities	(6,973)	(17,377)
Cash flows from financing activities
Principal payments on borrowings	(3,751)	(11,791)
Proceeds from exercise of stock options	6,842	650
Excess tax benefits on employee stock-based compensation	1,321	341
Repurchases of common stock	(10,672)	—
Dividends paid on common stock	(2,336)	(1,540)
Net cash used in financing activities	(8,596)	(12,340)

Net increase in cash	9,597	2,117
Effect of exchange rates on cash	45	27
Cash at beginning of year	40,301	41,729
Cash at end of period	$49,943	$43,873

Reconciliation of Non-GAAP Financial Measures And Regulation G Disclosure
To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company provides additional measures of its operating results, namely net income and earnings per share, which exclude share-based compensation expense, and certain costs and expenses and recoveries related to the criminal breach in 2008 of its payment systems environment (the “Processing System Intrusion”). These measures meet the definition of a non-GAAP financial measure. The Company believes that application of these non-GAAP financial measures is appropriate to enhance understanding of its historical performance as well as prospects for its future performance.

Use and Economic Substance of the Non-GAAP Financial Measures- Management uses these non-GAAP measures to evaluate performance period over period, to analyze the underlying trends in the Company's business, to assess its on-going operating performance relative to its competitors, and to establish operational goals and forecasts. Share-based compensation expense is excluded as a non-cash expense that the Company does not believe is reflective of ongoing operating results and which is an amount excluded from calculations of earnings per share used in measuring its achievement of performance targets required for vesting performance-based share awards. Net costs and expenses related to the Processing System Intrusion are not indicative of the Company's on-going operating performance and are therefore excluded by management in assessing the Company's operating performance, as well as from the measures used for making operating decisions.

The following is an explanation of the adjustments that management excluded as part of its non-GAAP measures for the three months ended March 31, 2012 and 2011:

Share-based Compensation Expense - These expenses consist primarily of expenses related to the stock options and restricted share units, including performance-based awards, which the Company has granted its employees. The Company excludes share-based compensation expense from its non-GAAP measures of net income and earnings per share primarily because:

•	Share-based compensation expense is non-cash expense that the Company does not believe is reflective of ongoing operating results;

•	Share-based compensation expense is excluded from calculations of earnings per share used in measuring its achievement of performance targets required for vesting performance-based awards; and

•
The Company's use of performance-based share awards has increased significantly in recent years, with the result that reported share-based compensation expense can vary significantly from year to year, or quarter to quarter, in ways that may not be related to the underlying operating performance of the Company.

Provision for Processing System Intrusion - On January 20, 2009, the Company publicly announced the discovery of the Processing System Intrusion. Since its announcement of the Processing System Intrusion on January 20, 2009 and through March 31, 2012, the Company has expensed a total of $147.3 million, before reducing those charges by $31.2 million of total insurance recoveries. The majority of the total charges, or approximately $114.7 million, related to settlements of claims. Approximately $32.6 million of the total charges were for legal fees and costs we incurred for investigations, defending various claims and actions, remedial actions and crisis management services.

During the three months ended March 31, 2012, the Company incurred approximately $0.2 million, or less than one cent per share, for legal fees and costs it incurred related to the Processing System Intrusion. During the three months ended March 31, 2011, the Company expensed approximately $0.3 million, or less than one cent per share, related to the Processing System Intrusion.

Material Limitations Associated with the Use of Non-GAAP Financial Measures- Non-GAAP net income and non-GAAP earnings per share that exclude the impact of share-based compensation expense and the Provision for Processing System Intrusion may have limitations as analytical tools, and these non-GAAP measures should not be considered in isolation from or as a replacement for GAAP financial measures, and should be considered only as supplemental to the Company's GAAP financial measures. Some of the limitations associated with the use of these non-GAAP financial measures are:

•
Share-based compensation expense, and Processing System Intrusion costs and recoveries that are excluded from non-GAAP net income and non-GAAP earnings per share can have a material impact on cash flows, GAAP net income and GAAP earnings per share.

•	Other companies may calculate non-GAAP net income and non-GAAP earnings per share that exclude the impact of similar expenses and recoveries differently than the Company does, limiting the usefulness of those measures for comparative purposes.

Usefulness of Non-GAAP Financial Measures to Investors-The Company believes that presenting non-GAAP net income and non-GAAP earnings per share that exclude the impact of the Provision for Processing System Intrusion and share-based compensation expense in addition to the related GAAP measures provides investors greater transparency to the information used by the Company's management for its financial and operational decision-making and allows investors to see the Company's results through the eyes of management. Additionally, the Company believes that the inclusion of these non-GAAP financial measures provides enhanced comparability in its financial reporting. The Company further believes that providing this information better enables its investors to understand the Company's operating performance and underlying business fundamentals, and to evaluate the methodology used by management to evaluate and measure such performance.

This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Pursuant to Regulation G, a reconciliation of these non-GAAP financial measures with the comparable financial measures calculated in accordance with GAAP for the three months ended March 31, 2012 and 2011 follows:

(In thousands, except per share):	Three Months Ended March 31,
Net income attributable to Heartland	2012	2011
Non-GAAP - Adjusted net income attributable to Heartland	$15,669	$9,225
Less adjustments:
Share-based compensation expense	2,934	1,970
Income tax benefit on share-based compensation expense	(1,116)	(748)
After-tax share-based compensation expense	1,818	1,222
Provision for processing system intrusion costs	157	303
Income tax impact of provision for processing system intrusion	(60)	(115)
After-tax provision for processing system intrusion costs	97	188
GAAP - Net income attributable to Heartland	$13,754	$7,815

Earnings per share
Non-GAAP - Adjusted net income per share	$0.39	$0.23
Less: share-based compensation expense	0.05	0.03
Less: provision for processing system intrusion costs	—	—
GAAP - Net income per share	$0.34	$0.20

Shares used in computing net income per share	40,560	39,738